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                                                                      Exhibit 12

                  Newmont Mining Corporation and Subsidiaries

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (Amounts in thousands except ratios)
                                  (Unaudited)

                                                            Year Ended December 31,
                                        ----------------------------------------------------------------
                                          1995          1994          1993          1992          1991
                                        --------      --------      --------      --------      --------
Earnings:
  Income before income taxes and
   cumulative effect of changes
   in accounting principles             $129,625      $ 46,787      $113,234      $ 93,399      $122,218

  Adjustments:
    Net interest expense (1)              36,415         9,823        12,393        14,555        13,021
    Amortization of capitalized
     interest                              2,305         1,928         1,814         1,410         1,668
    Portion of rental expense
     representative of interest            1,604           825           800         1,088         1,572
    Minority interest of majority-
     owned subsidiaries that have
     fixed charges                        12,239         7,273        11,113         7,580        12,455
    Undistributed income of less-
     than-50%-owned entities              (3,603)      (16,089)       (3,526)         -             -
                                        --------      --------      --------      --------      --------
                                        $178,585      $ 50,547      $135,828      $118,032      $150,934
                                        ========      ========      ========      ========      ========

Fixed Charges:
  Net interest expense (1)              $ 36,415      $  9,823      $ 12,393      $ 14,555      $ 13,021
  Capitalized interest                    11,558        19,618         8,480         2,405          -
  Portion of rental expense
   representative of interest              1,604           825           800         1,088         1,572
                                        --------      --------      --------      --------      --------
                                        $ 49,577      $ 30,266      $ 21,673      $ 18,048      $ 14,593
                                        ========      ========      ========      ========      ========

Ratio of Earnings to Fixed Charges         3.6           1.7           6.3           6.5          10.3
                                           ===           ===           ===           ===          ====

(1) Includes interest expense of majority-owned subsidiaries and amortization of debt issuance costs.

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